                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Valence Technology, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
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    previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                               VALENCE TECHNOLOGY, INC.
                                  301 Conestoga Way
                               Henderson, Nevada 89015

                                     ___________

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON OCTOBER 3, 1997


TO THE STOCKHOLDERS OF VALENCE TECHNOLOGY, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Valence Technology, Inc., a Delaware corporation (the "Company"), will be held on Friday, October 3, 1997, at 3:00 p.m. local time at 301 Conestoga Way, Henderson, Nevada 89015, for the following purpose:

     1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

     2. To approve an amendment to the Company's 1990 Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 1,000,000 shares.

     3. To approve an amendment to the Company's 1996 Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 90,000 shares.

     4. To ratify the selection of Coopers & Lybrand LLP as the Company's independent public accountants for its fiscal year ending March 29, 1998.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on August 18, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                   By Order of the Board of Directors

                                   /s/ Bradley A. Perkins

                                   Bradley A. Perkins
                                   VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

Henderson, Nevada
September 2, 1997

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               VALENCE TECHNOLOGY, INC.
                                  301 Conestoga Way
                               Henderson, Nevada 89015

                                     ___________

                                   PROXY STATEMENT

                    INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Valence Technology, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, October 3, 1997, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 301 Conestoga Way, Henderson, Nevada. The Company intends to mail this proxy statement and accompanying proxy card on or about September 2, 1997 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company, or at the Company's request, Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, estimated to be about $4,500, if it renders such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on August 18, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on August 18, 1997, the Company had outstanding and entitled to vote 23,139,993 shares of common stock, held of record by 713 persons.

Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The required quorum for the meeting, which must be represented in person or proxy, is a majority of the outstanding shares of Common Stock. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 301 Conestoga Way, Henderson, Nevada 89015, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders, which is expected to be held on or about August 28, 1998, must have been received by the Company not later than May 5, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.


                                 PROPOSAL 1
                           ELECTION OF DIRECTORS

A Board of three (3) directors will be elected at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company having previously been elected by the stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three (3) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

        MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

The names of the nominees and certain information about them are set forth below:


NAME                       AGE                              POSITION HELD WITH THE COMPANY
--------------------    ---------    ----------------------------------------------------------------------
Calvin L. Reed             54        Chairman of the Board, President, Chief Executive Officer and Director
Carl E. Berg(1)(2)         59        Director
Alan F. Shugart(1)(2)      67        Director

___________________
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

Mr. Reed joined the Company as President and Chief Operating Officer in July 1991 and became a director of the Company in September 1991. In October 1993, Mr. Reed was also appointed Chairman of the Board and Chief Executive Officer. From April 1987 to June 1991, Mr. Reed was Vice President of Operations at Seagate Technology, Inc. ("Seagate"), a disk drive manufacturer, where he was responsible for the Singapore and the Scotts Valley, California operations. From February 1982 to April 1987, Mr. Reed was Corporate Vice President and General Manager of IMI/Corvus Systems, a disk drive and computer peripheral manufacturer, where he was responsible for manufacturing, engineering, management information systems and corporate facilities operations. Mr. Reed currently serves as a director of one private company.

Mr. Berg helped found the Company and has served on the Board of Directors since September 1991. For more than the past five years, Mr. Berg has been a major Silicon Valley industrial real estate developer and a private venture capital investor. Mr. Berg also serves as a director of Integrated Device Technology, Inc., Videonics, Inc., and Systems Integrated Research.

Mr. Shugart joined the Company as a director in March 1992. Mr. Shugart has been the Chief Executive Officer and a director of Seagate since its inception in 1979. Mr. Shugart also served as Seagate's President from 1979 to 1983 and from September 1991 to the present. Additionally, Mr. Shugart served as Chairman of the Board of Seagate from 1979 until September 1991, and from October 1992 to the present. Mr. Shugart currently serves as a director of Sandisk Corporation.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended March 30, 1997, the Board of Directors held five meetings. The Board has an Audit Committee, a Compensation Committee and a Non-Officer Stock Option Administration Committee. The Board at large serves as the Nominating Committee.

The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements. It recommends the independent public accountants to the Board and receives and considers the accountants' comments concerning controls, the adequacy of the Company's staff and management performance and procedures in connection with audit and financial controls. The Audit Committee did not meet during the 1997 fiscal year. It currently is composed of Messrs. Berg and Shugart, the Company's two non-employee directors.

The Compensation Committee's responsibilities include making recommendations concerning salaries and incentive compensation, awarding stock options to employees and consultants under the Company's stock option plans and otherwise determining compensation levels. The Compensation Committee also performs other functions regarding compensation that the Board delegates to it. The Compensation Committee is composed of Messrs. Berg and Shugart, the Company's two non-employee directors. It met three times during the 1997 fiscal year.

The Non-Officer Stock Option Administration Committee administers the Company's 1990 Stock Option Plan only with respect to non-officer employees and makes grants to such employees that will not individually exceed 14,500 shares. All option grants in excess of this limit and all grants to officers must be approved by either the Compensation Committee or the Board. The Non-Officer Stock Option Administration Committee is composed of Mr. Reed.

During the fiscal year ended March 30, 1997, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                      PROPOSAL 2
                         AMENDMENT OF 1990 STOCK OPTION PLAN

In July 1990, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1990 Stock Option Plan (the "1990 Plan"). As a result of a series of amendments, at August 1, 1997 there were 3,500,000 shares of the Company's Common Stock authorized for issuance under the 1990 Plan, including all options which have been granted under the 1990 Plan prior to such date.

At August 1, 1997, options (net of canceled or expired options) covering an aggregate of 3,486,682 shares of the Company's Common Stock had been granted under the 1990 Plan, and 13,318 shares (other than any shares that might in the future be returned to the 1990 Plan as a result of cancellation or expiration of options) remained available for future grant under the 1990 Plan.

In July 1997, the Board approved an amendment to the 1990 Plan, subject to stockholder approval, to enhance the flexibility of the Board, the Compensation Committee and the Non-Officer Stock Option Administration Committee in granting stock options to the Company's employees. The amendment increases the number of shares authorized for issuance under the 1990 Plan by 1,000,000 shares from a total of 3,500,000 shares to 4,500,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board.

Stockholders are requested in this Proposal 2 to approve the 1990 Plan, as amended. If the stockholders fail to approve this Proposal 2, the number of shares authorized for issuance under the 1990 Plan will remain at 3,500,000 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1990 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 1990 Plan are outlined below:

GENERAL

The 1990 Plan provides for the grant of both incentive and nonstatutory (or supplemental) stock options. Incentive stock options granted under the 1990 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 1990 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

The 1990 Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 95 employees and consultants are eligible to participate in the 1990 Plan.

ADMINISTRATION

The 1990 Plan is administered by the Board of Directors of the Company, unless otherwise delegated. The Board has the power to construe and interpret the 1990 Plan and, subject to the provisions of the 1990 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the 1990 Plan to a committee composed of not fewer than two (2) members of the Board. The authority to make option grants to employees who are not officers has been delegated to the Non-Officer Stock Option Administration Committee. The Board has delegated all other powers of administration of the 1990 Plan to the Compensation Committee of the Board. As used herein with respect to the 1990 Plan, the "Board" refers to the Compensation Committee and the Non-Officer Stock Option Administration Committee as well as to the Board of Directors itself.

ELIGIBILITY

Incentive stock options may be granted under the 1990 Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers) and consultants are eligible to receive nonstatutory stock options under the 1990 Plan.

No incentive stock option may be granted under the 1990 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five (5) years from the date of grant. In addition, with respect to incentive stock options granted under the 1990 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. The 1990 Plan includes a per-employee, per-fiscal year grant limitation equal to 700,000 shares of Common Stock.

STOCK SUBJECT TO THE 1990 PLAN

If options granted under the 1990 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1990 Plan.

TERMS OF OPTIONS

The following is a description of the permissible terms of options under the 1990 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the 1990 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1990 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information." At October 31, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $4.6875 per share.

In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced option. The Company has provided that opportunity to employees in the past. To the extent required by Section 162(m), an option repriced under the 1990 Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 700,000 share limitation.

The exercise price of options granted under the 1990 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

OPTION EXERCISE. Options granted under the 1990 Plan may become exercisable in cumulative installments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1990 Plan typically vest at the rate of 20% on each of the first and second anniversaries of the grant date and 5% every three (3) months thereafter during the optionee's employment or service as a consultant. The Board has determined that shares covered by options to be granted in the future will typically vest at the rate of 25% on the first anniversary of the grant date and 6.25% every three
(3) months thereafter. Shares covered by options granted in the future under the 1990 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1990 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested should the optionee leave the employ of the Company prior to vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

TERM. The maximum term of options under the 1990 Plan is ten (10) years, except that in certain cases (see "Eligibility") the maximum term is five (5) years. Options under the 1990 Plan terminate three (3) months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three (3) months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within eighteen (18) months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer or shorter period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited under then current securities laws.

ADJUSTMENT PROVISIONS

If there is any change in the stock subject to the 1990 Plan or subject to any option granted under the 1990 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1990 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 1990 Plan, the maximum number of shares which may be granted to an employee during a fiscal year, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

The 1990 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 1990 Plan or substitute similar options for those outstanding under the 1990 Plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the 1990 Plan, or to substitute similar options, then the options will terminate if not exercised prior to such time.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the 1990 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1990 Plan will terminate on July 16, 2000.

The Board may also amend the 1990 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve (12) months before or after its adoption by the Board if stockholder approval is required in order for the Plan to satisfy
Section 422 of the Code, Rule 16b-3 ("Rule 16b-3") of the Exchange Act, or the Nasdaq or securities exchange rules, as applicable. The Board may submit any other amendment to the 1990 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

Under the 1990 Plan, an option may be transferred by the optionee in limited circumstances only as provided in the optionee's option agreement or pursuant to a will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by the optionee. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

INCENTIVE STOCK OPTIONS. Incentive stock options under the 1990 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

If an optionee holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee held the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the 1990 Plan generally have the following federal income tax consequences:

There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on how long the optionee held the stock.
 Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. In 1993, the Code was amended to add Section 162(m), which denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee, as such term is defined in Section 162(m) and the regulations thereunder. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                 PROPOSAL 3
        AMENDMENT OF 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

In February 1996, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). At August 1, 1997 there were 250,000 shares of the Company's Common Stock authorized for issuance under the Directors' Plan.

At August 1, 1997, options (net of canceled or expired options) covering an aggregate of 246,668 shares of the Company's Common Stock had been granted under the Directors' Plan, and 3,332 shares (as well as any shares that might in the future be returned to the Directors' Plan as a result of cancellation or expiration of options) remained available for future grant under the Directors' Plan. During the last fiscal year, under the Directors' Plan, the

Company granted to all current non-employee directors as a group options to purchase 66,668 shares at exercise prices of $5.94 and $6.75 per share.

In July 1997, the Board approved an amendment to the Directors' Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Directors' Plan by 90,000 shares from a total of 250,000 shares to 340,000 shares. The Board adopted this amendment to ensure that the Company can continue to attract and retain qualified non-employee directors by compensating them at levels determined appropriate by the Board.

Stockholders are requested in this Proposal 3 to approve the Directors' Plan, as amended. If the stockholders fail to approve this Proposal 3, the number of shares authorized for issuance under the Directors' Plan will remain at
250,000 shares.   The affirmative vote of the holders of a majority of the
shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors' Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

The essential features of the Directors' Plan are outlined below:

GENERAL

The Directors' Plan provides for automatic, non-discretionary grants of nonstatutory stock options to non-employee directors of the Company. Options granted under the Directors' Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code.

PURPOSE

The purpose of the Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

The Directors' Plan is administered by the Board. The Board has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board is authorized to delegate administration of the Directors' Plan to a committee of not less than two (2) members of the Board. As used herein with respect to the Directors' Plan, the "Board" refers to any such committee as well as to the Board of Directors itself.

ELIGIBILITY

The Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate of the Company. Two (2) of the Company's three (3) current directors are eligible to participate in the Directors' Plan.

TERMS OF OPTIONS

Each option under the Directors' Plan is subject to the following terms and conditions:

NON-DISCRETIONARY GRANTS. Option grants under the Directors' Plan are non-discretionary and made solely in accordance with the express provisions of the Directors' Plan.

Each Non-Employee Director who was serving on the Board on February 13, 1996 (the "Effective Date") who had never previously been granted an option by the Company was granted an option to purchase one hundred thousand

(100,000) shares of Common Stock on such date. In addition, each person who is first elected to the Board, and who otherwise qualifies as a Non-Employee Director, after the Effective Date shall be granted, at the time of such election, an option to purchase one hundred thousand (100,000) shares of Common Stock. (The first grant received by a Non-Employee Director under the Directors' Plan shall hereafter be referred to as the "Initial Grant.") Thereafter, on each anniversary date of an Initial Grant, whether such anniversary is the Effective Date of the Directors' Plan or the anniversary of initial election to the Board, each Non-Employee Director who continues to serve on the Board shall automatically be granted an option (an "Annual Grant") to purchase that number of shares equal to the difference between (I) one hundred thousand (100,000) shares and (ii) that number of shares underlying all other option grants held by the Non-Employee Director on the date of Annual Grant which have not vested as of the date of grant of such Annual Grant. No options other than the Initial Grants and Annual Grants described above may be granted under the Directors' Plan.

OPTION EXERCISE. An Initial Grant shall vest and become exercisable with respect to twenty percent (20%) of the option shares on each of the first and second anniversaries of the Initial Grant grant date and with respect to the remaining sixty percent (60%) of the option shares in twelve (12) equal quarterly installments over the following three (3) years thereafter. An Annual Grant shall vest and become exercisable with respect to the option shares in twelve (12) equal quarterly installments. Such vesting is conditioned upon continued service as a Non-Employee Director or employee of or consultant to the Company. Subject to provisions contained herein, no option granted under the Directors' Plan may be exercised with respect to unvested shares after the date service as a Non-Employee Director or employee of or consultant to the Company has terminated. See "Effect of Certain Corporate Events" below.

An option may not be exercised for less than one thousand (1,000) shares unless (i) the entire number of shares subject to a vested installment is less than one thousand (1,000) or (ii) the exercise represents the final exercise of the option.

EXERCISE PRICE; PAYMENT. The exercise price of options granted under the Directors' Plan shall be equal to one hundred percent (100%) of the fair market value of the Common Stock on the date such option is granted. Fair market value, for purposes of the Directors' Plan, shall be the last sale price per share of the Company's Common Stock as quoted on the Nasdaq National Market on the date of the option grant. The exercise price of options granted may be paid (i) in cash, (ii) in shares of Common Stock of the Company at the time the option is exercised or (iii) or pursuant to a "same-day" sale program which results in the receipt of cash (or check) by the Company prior to the issuance of shares of the Common Stock. However, to the extent an option is exercised for one thousand (1,000) shares or less, the exercise price must be paid in cash.

TRANSFERABILITY; TERM. Under the Directors' Plan, an option is not transferable, except as specifically provided for in the option agreement, pursuant to a will or the laws of descent and distribution, or pursuant to a domestic relations order. No option granted under the Directors' Plan is exercisable by any person after the expiration of ten (10) years from the date the option is granted.

OTHER PROVISIONS. The option agreement evidencing an option granted under the Directors' Plan may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan, as may be determined by the Board in its sole discretion.

ADJUSTMENT PROVISIONS

If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the Directors' Plan and the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

In the event of certain specified types of merger or other corporate reorganizations, to the extent permitted by law, the time during which outstanding options may be exercised shall be accelerated and the options terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

The Board may amend, suspend or terminate the Directors' Plan at any time or from time to time; provided, however, that the Board may not amend the Directors' Plan with respect to the amount, price or timing of grants more often than once every six (6) months other than to comport with changes to the Code. No amendment will be effective unless approved by the stockholders of the Company within twelve (12) months before or after its adoption by the Board if such amendment requires stockholder approval in order for the Directors' Plan to meet the requirements of Rule 16b-3 or the Nasdaq or securities exchange rules, as applicable.

FEDERAL INCOME TAX INFORMATION

Options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options under Section 422 of the Code. The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan.

Options granted under the Directors' Plan are nonstatutory stock options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the optionee is a director of the Company, under existing laws, the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of a Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income at the time the option was exercised. Such gain or loss will be long or short-term depending on how long the stock was held.

                                 PROPOSAL 4
        RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected Coopers & Lybrand LLP as the Company's independent accountants for the fiscal year ending March 29, 1998, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Coopers & Lybrand LLP has audited the Company's financial statements since January 1992. Representatives of Coopers & Lybrand LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Coopers & Lybrand LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required to ratify the selection of Coopers & Lybrand LLP.

            MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's common stock as of August 1, 1997 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation table under the caption "Executive Compensation" below;
(iii) all directors and executive officers of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.

                                                    BENEFICIAL OWNERSHIP(1)
                                                 -----------------------------
                                                  NUMBER OF        PERCENT OF
BENEFICIAL OWNER                                    SHARES           TOTAL
----------------                                 -----------      ------------
Carl E. Berg(2)                                   4,071,156         17.59%
    10050 Bandley Drive
    Cupertino, CA  95014

Bell Communications Research, Inc.                1,500,000          6.49%
    445 South Street
    Morristown, NJ  07960

Calvin L. Reed(3)                                   687,656          2.89%

William J. Masuda(3)                                185,230           *

Alan F. Shugart(3)                                  147,780           *

Bradley A. Perkins(3)                               112,033           *

R. Joseph Horning(3)                                103,604           *

Ralph Brodd(3)                                       89,254           *

All directors and executive officers
  as a group (10 persons)(4)                      5,500,650         23.77%


________________
 *  Less than one percent (1%)

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 23,115,993 shares of common stock outstanding on August 1, 1997, adjusted as required by rules promulgated by the Commission.

(2) Includes 150,000 shares held by Mr. Berg; 23,334 share issuable upon exercise of options held by Mr. Berg that are exercisable with 60 days of August 1, 1997; 1,222,825 shares held by Baccarat Electronics, Inc., of which Mr. Berg is President and principal stockholder; 2,499,997 shares held by Baccarat Development Partnership for which Mr. Berg serves as the President of the corporate general partner; 105,000 shares held by Berg & Berg Enterprises, Inc. and 70,000 shares held by Berg & Berg Profit Sharing Plan U/A 1/1/80 FBO Carl E. Berg Basic Transfer, Carl E. Berg, Trustee. Does not include 80,000 shares held in trust for Mr. Berg's children. Mr. Berg is not a trustee of the trust and he disclaims beneficial ownership of such shares.

(3) All shares are issuable upon exercise of options that are exercisable within 60 days of August 1, 1997.

(4) Includes 1,437,828 shares issuable upon exercise of options.

                                EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

The Company's non-employee directors receive no cash compensation, but are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Directors who are employees of the Company do not receive separate compensation for their services as directors, but are eligible to receive stock options under the Company's 1990 Stock Option Plan (the "1990 Plan").

Each non-employee director of the Company also receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. The plan provides that new directors will receive an initial stock option of 100,000 shares of common stock upon their election to the Board. The exercise price for this initial option will be the fair market value on the day it is granted. This initial option will vest one-fifth on the first and second anniversaries of the grant of the option, and quarterly over the next three years. On each anniversary of the director's election to the Board, the director will receive an annual stock option in the amount of 100,000 shares less the total amount of unvested shares remaining in the initial option and any annual options previously granted. The exercise price for this new option will be the fair market value on the day it is granted. This annual option will vest quarterly over a three year period. A director who had been granted an option prior to the adoption of the Directors' Plan will start receiving annual grants on the anniversary date of that director's prior grant. A director who had not received an option upon becoming a director will receive an initial stock option of 100,000 shares on the date of the adoption of the plan, and then receive annual options on the anniversary dates of that grant. No options granted under the Directors' Plan may be exercised until the plan is approved by the stockholders.

During the last fiscal year, the Company granted options covering 20,000 shares to Carl Berg, at an exercise price per share of $5.94, and 46,668 shares to Alan Shugart, at an exercise price per share of $6.75, non-employee directors of the Company, under the Directors' Plan. The fair market value of such Common Stock on the dates of grant was $5.94 and $6.75, respectively, per share (based on the closing sales price reported in the NASDAQ National Market for the date of grant). As of August 1, 1997, no options had been exercised under the Directors' Plan.

EXECUTIVE COMPENSATION

                               SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended March 30, 1997, March 31, 1996 and March 26, 1995, certain compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers at March 30, 1997 (the "Named Executive Officers"):

                              SUMMARY COMPENSATION TABLE


                                                                                              Long
                                                                                   Other      Term
                                                                                   Annual    Compen-     All Other
                                                               Annual              Compen-   sation       Compen-
                                                            Compensation           sation    Awards       sation
                                                      -----------------------              ----------
                                            Fiscal      Salary        Bonus                Options(1)
Name and Principal Position                  Year        ($)           ($)          ($)       (#)           ($)
----------------------------------------------------------------------------------------------------------------------
Calvin L. Reed                               1997      250,000          --           --     297,630      7,540(2)
  President and Chief                        1996      250,000          --           --      30,000      4,854(2,4)
  Executive Officer                          1995      252,115          --           --     150,000     49,923(2,3)

William J. Masuda                            1997      175,000          --           --     136,550           --
  Executive Vice President,                  1996      175,000          --           --          --        476(4)
  Worldwide Operations                       1995      165,084          --           --     100,000           --

R. Joseph Horning                            1997      145,600          --           --      44,442           --
  Vice President,                            1996      145,600          --     12,500(5)     10,000     48,531(3)
  Engineering                                1995      141,241          --           --     136,000           --

Ralph J. Brodd                               1997      134,834          --     16,667(5)     59,017      2,084(4)
  Vice President,                            1996      127,404          --     13,035(5)     80,000     28,331(3,4)
  Marketing                                  1995      109,039          --           --      15,000           --

Bradley A Perkins                            1997      130,000          --     13,520(5)     69,117           --
  Vice President and                         1996      130,000          --     11,898(5)     10,000      7,679(3,4)
  General Counsel                            1995      128,269          --           --      97,000           --

___________________
(1) The Company has no stock appreciation rights ("SARs").
(2) Life insurance premium payments.
(3) Relocation expenses (moving expenses, tax gross-up payments related to sale of home, meals, relocation payment, travel expenses, etc.) related to the Company's move to Henderson, Nevada.
(4) Patent award payments. Patent awards are granted to employees of the Company for inventions made by employees for which they have submitted invention disclosures to the Company, for which the Company has filed a patent application with the United States Patent and Trademark Office, or for which a patent has been issued by the United States Patent and Trademark Office.
(5) Amounts forgiven under loans provided to the Named Executive Officer by the Company.

                          STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers pursuant to its 1990 Plan. As of August 1, 1997, options to purchase a total of 3,486,682 shares were outstanding under the 1990 Plan and 13,318 shares remained available for grant thereunder (See Proposal 2, above). The following tables show for the fiscal year ended March 30, 1997, certain information regarding options granted to, exercised by, and held at year end by the Named Executive
Officers:

                          OPTION GRANTS IN LAST FISCAL YEAR


                                    Individual Grants
                                ------------------------
                                             Percent of
                                               Total                            Potential Realizable Value
                                              Options                           at Assumed Annual Rates of
                                             Granted to                        Stock Price Appreciation for
                                 Options      Employees    Exercise                   Option Term(3)
                                 Granted      in Fiscal     Price     Expira-  ----------------------------
Name                              (#)(1)       Year(2)      ($/Sh)   tion Date      5% ($)     10% ($)
-----------------------------------------------------------------------------------------------------------
Calvin L. Reed                   232,500       20.7%         5.88      6/7/06      859,762   2,178,804
                                  11,250        1.0%         5.00      7/1/06       35,376      89,648
                                  25,782        2.3%         5.88     9/30/06       95,339     241,608
                                  28,098        2.5%         4.19    12/30/06       74,041     187,633

William J. Masuda                 96,250        8.6%         5.88      6/7/06      355,923     901,978
                                   5,625        0.5%         5.00      7/1/06       17,688      44,824
                                  16,641        1.5%         5.88     9/30/06       61,537     155,946
                                  18,034        1.6%         4.19    12/30/06       47,521     120,427

R. Joseph Horning                 21,600        1.9%         5.88      6/7/06       79,875     202,418
                                   3,250        0.3%         5.00      7/1/06       10,220      25,898
                                   9,400        0.8%         5.88     9/30/06       34,760      88,089
                                  10,192        0.9%         4.19    12/30/06       26,857      68,060

Bradley A. Perkins                42,950        3.8%         5.88      6/7/06      158,825     402,493
                                   3,250        0.3%         5.00      7/1/06       10,220      25,898
                                  18,285        1.6%         5.88     9/30/06       67,616     171,352
                                   4,632        0.4%         4.19    12/30/06       12,206      30,932

Ralph Brodd                       36,000        3.2%         5.88      6/7/06      133,124     337,363
                                   3,250        0.3%         5.00      7/1/06       10,220      25,898
                                   9,000        0.8%         5.88     9/30/06       33,281      84,341
                                  10,767        1.0%         4.19    12/30/06       28,372      71,900

___________________
(1) Options granted in fiscal 1997 generally vest over four years, with 1/16 of the shares vesting each quarter and with full vesting occurring on the fourth anniversary date.
(2) Based on an aggregate of 1,125,558 options granted to employees, including the Named Executive Officers, in fiscal year 1997.
(3) The potential realizable value is calculated based on the term of the option at its time of grant, 10 years, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES


                                         Shares
                                        Acquired                Number of Unexercised Options     Value of Unexercised In-the-
                                           on         Value             at FY-End (#)            Money Options at FY-End ($)(1)
                                        Exercise    Realized  -----------------------------------------------------------------
Name                                      (#)          ($)      Exercisable     Unexercisable    Exercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
Calvin L. Reed                             0            0        626,084           360,000        3,434,889       513,965

William J. Masuda                          0            0        150,711           180,000          679,782       289,625

R. Joseph Horning                          0            0         81,271           120,000          250,822       288,793

Bradley A. Perkins                         0            0         90,539           120,000          342,134       228,873

Ralph Brodd                                0            0         68,707           120,000          295,029       300,376


___________________
(1) Based on the fair market value of the Company's Common Stock as of March 30, 1997 ($6.75) minus the exercise price of the options multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

In May 1991, the Company entered into an agreement with Mr. Reed pursuant to which Mr. Reed joined the Company as its President and Chief Operating Officer for an annual salary of $250,000. The Company also granted Mr. Reed an option to purchase 700,000 shares of common stock at an exercise price of $0.25 per share, with 20% vested immediately and the remainder vesting over a four-year period.

In January 1993, the Company entered into an employment agreement with Mr. Horning pursuant to which the Company retained Mr. Horning as its Director of Product Engineering for an annual salary of $125,000. The Company granted Mr. Horning an option to purchase 22,000 shares of common stock at an exercise price of $22.75 per share, vesting over a five-year period. In addition, the Company agreed to pay Mr. Horning's relocation expenses. The Company also loaned Mr. Horning $45,000 pursuant to a loan agreement, in which the Company forgave the loan at a rate of $15,000 per year of his employment. Mr. Horning became a Vice President of the Company in September 1993.

In February 1997, the Company entered into an employment agreement with Dr. Kalnoki-Kis pursuant to which the Company retained Dr. Kalnoki-Kis as its Vice President and Chief Technical Officer at an annual salary of $175,000. The Company granted Dr. Kalnoki-Kis an option to purchase 150,000 shares of common stock at an exercise price of $5.88 per share, vesting over a four-year period. In addition, the Company agreed to pay Dr. Kalnoki-Kis's relocation expenses. The Company also loaned Dr. Kalnoki-Kis $200,000 pursuant to a loan agreement, in which the Company will forgive the principle and interest over the first four years of his employment.

OPTION REPRICING INFORMATION

The following table shows certain information concerning option repricings received by any Named Officer during the last ten years.

                            TEN YEAR OPTION/SAR REPRICINGS








                                                                                                        Length of
                                               Number of                                                 Original
                                               Options/    Market Price                                Option Term
                                                 SARs      of Stock at    Exercise Price               Remaining at
                                               Repriced      Time of        at Time of       New         Date of
                                                 or       Repricing or     Repricing or   Exercise     Repricing or
                                               Amended      Amendment       Amendment       Price       Amendment
Name                           Date              (#)           ($)            ($)            ($)         (years)
------------------------------------------------------------------------------------------------------------------
R. Joseph Horning            01/18/93          22,000         11.50          22.75          11.50          4.75


COMPENSATION COMMITTEE REPORT*

The Compensation Committee of the Board of Directors (the "Committee") consists of Messrs. Berg and Shugart, neither of whom is currently an employee or an officer of the Company. It is the responsibility of the Committee to establish and administer the Company's policies governing employee compensation and to administer the Company's employee benefits plans, including the 1990 Plan. The Committee evaluates the performance of management, determines compensation policies and levels, and makes decisions concerning salaries and incentive compensation.

The Company's executive compensation program is designed to attract and retain executives capable of leading the Company in its pursuit of its business objectives and to motivate them in order to enhance long-term stockholder value. Long-term equity compensation is also used to harmonize the interests of management and stockholders. The main elements of the program are competitive pay and equity incentives. Annual compensation for the Company's executive officers historically consists of two elements: cash salary and stock options. The Company does not have a management bonus plan; however, it is expected that as the Company moves from being primarily involved in research and development to being a manufacturing company, the Committee will recommend the institution of a bonus plan as well.

The Committee considers a variety of individual and corporate factors in assessing the Company's executive officers and making informed compensation decisions. These factors include each officer's contributions to the Company, the compensation paid by comparable companies to employees in similar situations, and, most importantly, the progress of the Company towards its long-term business objectives. When determining compensation for executive officers, the committee looks to the following measures in evaluating the Company's progress: (i) the acquisition and management of capital to allow the Company to complete development and ultimately realize significant revenues, (ii) the recruitment and retention of officers and other important personnel, (iii) the progress of the Company's product development program, and (iv) the evolution of manufacturing capability. The factors which are used by the Committee in evaluating the compensation of the Chief Executive Officer are no different from those which are used to evaluate the compensation of other executives.

During the fiscal 1997, the Committee provided stock option grants to the executive officers of the Company pursuant to the 1990 Plan. The exercise price of the option grants were equal to the fair market value of the Company's Common Stock on the date of grant. The executive officers received a total of 790,890 shares. The Committee based this determination on the need to incentivize the staff in connection with the Company's efforts to commercialize the technology.

Compensation of the Chief Executive Officer is evaluated by the Compensation Committee based on the criteria outlined above for all other executive officers of the Company, including his contributions for the prior year, his success in managing and motivating the Company's employees, and the challenges to be faced in the year ahead, as well as the desire to offer a competitive salary. The Compensation Committee has set Mr. Reed's total annual compensation, including salary and option grants, at a level they believe is competitive with that of other Chief Executive Officers at other companies in the same industry. In addition, Mr. Reed's salary and option grants were set at a level the Compensation Committee believes will properly motivate and retain Mr. Reed as the Chief Executive Officer of the Company.

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. However, the Committee has determined that stock awards granted under the 1990 Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

                             Carl E. Berg
                             Alan F. Shugart
___________

* The material in this report is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before the date hereof and irrespective of any general incorporation in any such filing.

             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended March 30, 1997, the Compensation Committee consisted of Messrs. Shugart and Berg.

In July 1990, Mr. Berg loaned the Company $520,000 for a seven year term at an interest rate of 10% per annum and the Company issued a warrant exercisable for an aggregate of 130,000 shares of common stock to Mr. Berg. This warrant was exercised on March 31, 1992 at $4.40 per share by cancellation of indebtedness under such loan. From July 1990 to March 1992 the Company issued additional warrants exercisable for an aggregate of 1,222,825 shares of common stock to Baccarat Electronics, Inc., an entity affiliated with Mr. Berg, at an exercise price of $4.00 per share, in consideration for a loan agreement in which such entity agreed to lend the Company an aggregate of up to $5,000,000 (the "Loan Agreement"). Under the terms of the Loan Agreement, the Company executed a promissory note payable in full in July 1995 with 9% interest per annum through July 1993 and the prime rate thereafter. In addition, to secure its obligations under the promissory note, the Company granted to the entity a security interest in all of the Company's assets. In August 1992, the Company entered into an amendment to the Loan Agreement which allows the Company to borrow, prepay and re-borrow up to the full $5,000,000 principal under the promissory note on a revolving basis and provided that the lender will subordinate its security interest to other lenders when the loan balance is at zero. In September 1992, the Company paid in full all interest and principal outstanding under the Loan Agreement. As of March 30 1997, the Company had no outstanding balance under the Loan Agreement.

The Company had two facilities in San Jose, California, which it no longer occupies, under a five-year lease commencing May 1, 1993 with Berg & Berg Developers. Carl E. Berg, a director of the Company, is a general partner of Berg & Berg Developers. The Company has sublet, through Berg & Berg Developers, both facilities for the entire term remaining on the lease, thereby releasing the Company from any further obligation.

In September 1990, the Company issued an aggregate of 500,000 shares of common stock to four stockholders affiliated with the then majority holder of Innocell in exchange for payments aggregating $5,000. As partial consideration for the settlement of the Company's disagreements with the holders of the other 55% interest in Innocell and with the four stockholders, in March 1992, Mr. Berg obtained for a cash payment of $131,250 irrevocable options to repurchase an aggregate of 375,000 shares of common stock from the four stockholders exercisable at $5.00 per share. Because of certain Danish tax considerations, the four stockholders would not grant the options to the Company. Mr. Berg agreed to hold such options for the benefit of the Company. The Company exercised such options in October 1993 for an aggregate of $1,875,000. The Company has reimbursed Mr. Berg for all of his costs (including the $131,250 option payment) and indemnified him for any liability incurred in connection with this transaction. In connection with the acquisition of the options from the four stockholders, Mr. Berg obtained letters of credit aggregating $1,875,000 to support the option exercise price. The Company has paid $1,875,000 as substitute collateral for the collateral made available by Mr. Berg.

PERFORMANCE MEASUREMENT COMPARISON**

    The following chart shows total stockholder return for the periods indicated for each of (i) the Company's common stock, (ii) the Standard & Poors 500 Index (the "S&P 500"), and (iii) Hambrecht & Quist Growth Index, a subset of the Hambrecht & Quist Technology Index.

                 COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT*
          AMONG VALENCE TECHNOLOGY, INC., THE NASDAQ STOCK MARKET US INDEX,
                        AND THE HAMBRECHT & QUIST GROWTH INDEX


                                       [GRAPH]

* $100 invested on 5/7/92 in stock or index- including reinvestment of dividends.




___________

** The material in this report is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before the date hereof and irrespective of any general incorporation in any such filing.

                                 CERTAIN TRANSACTIONS

In March 1995, the Company entered into a relocation loan agreement with Mr. Perkins, pursuant to which the Company agreed to lend $40,560 to Mr. Perkins at an annual interest rate of 6%. The principal and interest shall be forgiven on a monthly basis over a three-year period while Mr. Perkins remains an employee of the Company. In the event Mr. Perkins ceases to be an employee of the Company, the unforgiven portion of the principal and interest shall become due and payable six (6) months following the cessation of Mr. Perkins employment relationship with the Company.

In March 1995, the Company entered into a relocation loan agreement with Mr. Horning, Vice President, Engineering, pursuant to which the Company agreed to lend $20,000 at an annual interest rate of 6%, repayable upon the earlier of December 31, 1995, or the sale of Mr. Horning's residence in California. The loan was extended in December 1995 and was repaid in full on April 12, 1996.

See "Compensation Committee Interlocks and Insider Participation" for a description of certain transactions between the Company and Mr. Berg.

LIMITATION OF LIABILITY AND INDEMNIFICATION

The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

In addition, the Company's Second Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has obtained directors and officers liability insurance with coverage of $2,000,000.

In May 1994, a series of class action lawsuits was filed in the United States District Court for the Northern District of California against the Company and certain of its present and former officers and directors. These lawsuits were consolidated, and in September 1994 the plaintiffs filed a consolidated and amended class action complaint. Following the Court's orders on motions to dismiss the complaint, which were granted in part and denied in part, the plaintiffs filed an amended complaint in June 1996 ("Complaint"). The Complaint alleges violations of the federal securities laws against the Company, certain of its present and former officers and directors, and the underwriters of the Company's public stock offerings, claiming that the defendants issued a series of false and misleading statements, including filings with the Securities and Exchange Commission, with regard to the Company's business and future prospects. The plaintiffs represent a class of persons who purchased the Company's common stock between May 7, 1992 and August 10, 1994. The Complaint seeks unspecified compensatory and punitive damages, attorney's fees and costs. In January 1996, the Court dismissed, with prejudice, all claims against the underwriters of the Company's public stock offerings, and one claim against the Company and its present and former officers and directors. In April 1996, the Court dismissed with prejudice all remaining claims against a present director and limited claims against a former officer and director to the period when that person was an officer. In December 1996, the Company and the remaining individual defendants filed motions for summary judgment, which the plaintiffs opposed.

In January 1997, the Court appointed a Special Master to hear the defendants' motions for summary judgment and submit recommendations to the Court with respect to their disposition. In March 1997, the Special Master held a hearing on the defendants' motions for summary judgment. While the Court had set a September 1997 trial date, the Court has vacated that trial date pending submission and review of the Special Master's recommendations. The plaintiffs have requested a jury trial and are expected to ask for a substantial sum in damages. If the plaintiffs prevail in their demands, damages awarded by the jury may exceed the assets of the Company. Although, the Company believes that it has meritorious defenses and intends to defend the lawsuit vigorously, there can be no assurance that the Company will prevail or that the plaintiffs will not be awarded damages.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company and its officers and directors have been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities (the "10% Owners"), to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Commission. Officers, directors and 10% Owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they filed during the previous fiscal year.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 30, 1997, its officers, directors and 10% Owners were in compliance with all Section 16(a) filing requirements.

                           OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                             By Order of the Board of Directors

                             /s/ Bradley A. Perkins

                             Bradley A. Perkins
                             VICE PRESIDENT, GENERAL COUNSEL, AND SECRETARY

September 2, 1997



A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 30, 1997 is available without charge upon written request to: Corporate Secretary, Valence Technology, Inc., 301 Conestoga Way, Henderson, Nevada 89015.

PROXY

                                DETACH HERE


                        VALENCE TECHNOLOGY, INC.

                PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON OCTOBER 3, 1997

    The undersigned hereby appoints CALVIN L. REED and BRADLEY A. PERKINS, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Valence Technology, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Company's executive offices, 301 Conestoga Way, Henderson, Nevada 89015 on Friday, October 3, 1997 at 3:00 p.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

               CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SEE REVERSE
                                                                      SIDE

                                     DETACH HERE

/X/ PLEASE MARK VOTES AS IN
    THIS EXAMPLE.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSALS 2, 3 AND 4.

1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

   Nominees:  Calvin L. Reed, Carl E. Berg and Alan F. Shugart

              FOR             WITHHELD
              / /                / /

             / / __________________________________________
                   For all nominees except as noted above


   MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  / /
















2. To approve an amendment to the Company's 1996 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,000,000 shares, from 3,500,000 to 4,500,000 shares.

     FOR           AGAINST        ABSTAIN
     / /             / /            / /

3. To approve an amendment to the Company's 1996 Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 90,000 shares, from 260,000 to 340,000 shares.


     FOR           AGAINST        ABSTAIN
     / /             / /            / /

4. To ratify selection of Coopers & Lybrand LLP as independent auditors of the Company for its fiscal year ending March 29, 1998.


     FOR           AGAINST        ABSTAIN
     / /             / /            / /

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature: __________________________________  Date: ___________

Signature: __________________________________  Date: ___________